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Exhibit 5.1

[COOLEY GODWARD LLP LETTERHEAD]

June 18, 2004

Cypress Bioscience, Inc.
4350 Executive Drive, Suite 325
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cypress Bioscience, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 4,548,449 shares of Common Stock, $.001 par value (the "Shares"), of the Company for issuance pursuant to the Company's 2000 Equity Incentive Plan, as amended (the "Plan").

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plan, the form of option agreement, the Company's Certificate of Incorporation, as amended, and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that 2,700,000 of the Shares will become available for future issuance under the Plan pursuant to the automatic adjustment provision contained in Section 4(a) of the Plan.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Plan and the form of option agreement, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
COOLEY GODWARD LLP
/s/ MATTHEW T. BROWNE Matthew T. Browne

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  Exhibit 5.1